EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES
CESSATION OF TRADING ON THE NEW YORK STOCK
EXCHANGE AND FILING OF FORM 15 WITH SEC

Chicago, IL. May 26, 2010 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) (PINK SHEETS: PMGEP) announced that the Form 25 it previously filed on May 17, 2010 with the Securities and Exchange Commission (the “SEC”) to voluntarily withdraw from listing with the New York Stock Exchange (the “NYSE”) and to withdraw from registration under Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), will be effective and the Series B Preferred Shares will be delisted and cease trading on the NYSE on May 27, 2010, with the last day of trading being May 26, 2010. The Company is also filing on or about the date of this Press Release a Form 15 with the SEC to deregister the Series B Preferred Shares under Section 12(g) of Exchange Act, and to suspend the reporting obligations of the Company under Section 13(a) of the Exchange Act.

These actions are consistent with the Company’s previous disclosures and its obligations under the Agreement and Plan of Merger (the “Merger Agreement”) relating to the July 2005 acquisition and delisting of its common shares (the “Acquisition”), pursuant to which the Company agreed to voluntarily file reports under the Exchange Act for five (5) years after the closing of the Acquisition. Upon filing Forms 25 and 15 with the SEC, the Company will become a voluntary filer of its reports under the Exchange Act through June 30, 2010 in accordance with its obligations under the Merger Agreement. After the voluntarily delisting of the Series B Preferred Shares from the NYSE, the Company expects that the trading of the Series B Preferred Shares will be reported on the Pink Sheets with Pink OTC Markets Inc. The Company’s new ticker symbol will be PMGEP. The Company’s Board of Trustees has approved the delisting from the NYSE and deregistration of the Series B Preferred Shares under the Exchange Act in order to save significant costs associated with compliance with these regulatory provisions.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases and redevelops office real estate, primarily in metropolitan Chicago. The Company currently owns 6 office properties containing an aggregate of approximately 2.5 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300